Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677 2700
		amerriweather@monogrambio.com	amerriweather@fkhealth.com

Monogram Announces Third Quarter 2007 Financial Results

Trofile™ Assay Introduced Commercially; Pivotal VeraTag™ Study Initiated

— Conference call today at 4:30 p.m. ET —

SOUTH SAN FRANCISCO, Calif., October 24, 2007 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the quarter ended September 30, 2007.

Third Quarter Results

The Company had revenue of $10.4 million for the third quarter of 2007, compared to $11.1 million in the third quarter of 2006. Trofile™, Monogram’s proprietary co-receptor tropism assay, was introduced commercially in August 2007 and, in September, coverage and reimbursement were established by Medicare. Monogram has performed over 700 Trofile tests to date, of which approximately 350 tests were performed in the quarter ended September 30, 2007. Because of the timing of reimbursement decisions by payers, revenue recognized from tests performed in the quarter ended September 30, 2007 was not significant.

The net loss was $3.1 million, or $0.02 per common share, in the third quarter of 2007, compared to a net loss of $6.6 million, or $0.05 per common share, for the same period in 2006. Included in these results were substantial non-cash items which are described below under “Non-GAAP Proforma Results.” On a non-GAAP proforma basis, adjusted for these non-cash items, the net loss was $7.5 million, or $0.06 per share, in the third quarter of 2007 compared to a net loss of $6.6 million, or $0.05 per share, in the same period of 2006.

Nine Month Results

The Company had revenue of $29.5 million for the first nine months of 2007, compared to revenue of $37.7 million for the first nine months of 2006. Prior year revenues, especially during the first two quarters of 2006, included substantial revenues from the use of the Company’s assays in Pfizer’s phase III trial of maraviroc.

The net loss was $18.5 million, or $0.14 per common share, in the first nine months of 2007, compared to a net loss of $31.7 million, or $0.24 per common share, for the same period in 2006. Included in these results were substantial non-cash items which are described below under “Non-GAAP Proforma Results.” On a non-GAAP proforma basis, adjusted for these non-cash items, the net loss was $25.6 million, or $0.19 per share, in the first nine months of 2007 compared to a net loss of $15.3 million, or $0.12 per share, in the same period of 2006.

The Company had approximately $30 million in cash resources (comprised of cash, cash equivalents and short-term investments) at September 30, 2007.

Monogram’s Trofile Assay and Pfizer’s maraviroc

“This has been a pivotal quarter for our HIV business,” said William Young, Monogram chief executive officer. “Several positive developments, including FDA approval of Pfizer’s maraviroc, culminated in the commercial introduction of Trofile and the rapid establishment of coverage and reimbursement by Medicare. This important reimbursement benchmark bodes well for ongoing discussions with other public and private payers.”

Pfizer has announced several positive developments for maraviroc, know as Selzentry™ in the U.S. and Celsentri®, outside of the U.S. These include:

•	positive clinical results from 48 week follow up of patients enrolled in both the phase III trial of maraviroc in treatment-experienced patients and the separate trial in treatment-naive patients

•	approval, by both the FDA and the European Commission (EC), of maraviroc for use in treatment-experienced patients selected by tropism testing

•	availability, in mid September, of maraviroc throughout the U.S.

Monogram received positive coverage and coding reimbursement from Medicare in September, just one month after Trofile was made available to physicians and just prior to maraviroc’s availability in U.S. pharmacies. We have already received over 1,400 samples and have processed over 700 tests and testing volumes have shown weekly increases since launch. Monogram is an approved vendor to the Federal Supply Schedule and we recently gained coverage for Trofile to service the Veterans

Affairs, Corrections and Indian Affairs departments. Many discussions are well underway with the large private payers and state medicaids. “We are pleased with the progress made with payers in the short time since FDA approval of maraviroc and our ongoing discussions are progressing well and on schedule,” said William Welch, Monogram chief commercial officer. “We still expect that by the middle of 2008, coverage will be established with a substantial majority of the relevant third party payers.”

Trofile is also now available outside of the U.S. where Pfizer will be taking the lead in commercializing Trofile. Following on the recent EC approval of maraviroc, Monogram has established a European organization to support availability of Trofile and has appointed laboratory and courier partners to facilitate access to Trofile in the U.K., Ireland, Germany and Canada.

VeraTagTM Assays for Oncology

Less than 50% of breast cancer patients selected for treatment with Herceptin® by currently available tests (IHC and/or FISH) actually respond. There is growing concern that currently available tests may not be adequate and may miss some patients who can benefit from Herceptin. “We expect that our first VeraTag product – the HERmark™ Assay – will be directed at predicting response in breast cancer patients to Herceptin,” said Young. “The need for better tests is clear and we expect that the novel insights provided by the HERmark Assay will greatly enhance physicians’ ability to select the appropriate therapies for their patients. This leads us to two significant market opportunities.”

The first market opportunity is represented by breast cancer patients being treated in the adjuvant setting. These patients are generally newly diagnosed with breast cancer, have had surgery and are now embarked on a first course of treatment to supplement the surgical procedure. There are approximately 200,000 new cases of breast cancer each year. Nearly all of these patients are candidates for adjuvant treatment and will therefore be candidates for our planned HERmark adjuvant breast cancer assay. The second market opportunity is represented by patients with metastatic breast cancer. These are patients for whom the cancer has spread beyond the breast, and in many cases multiple treatments may have already been provided. There are an additional 60,000 women annually who are newly diagnosed with Stage IV breast cancer or who have progressed from earlier stages of disease. “We are proceeding on parallel paths to generate clinical data to validate the ability of HERmark to predict patient response in each of these clinical settings,” continued Young.

“We have recently begun our work in the adjuvant use of Herceptin with the initiation of a pivotal study in up to 1,600 patient samples from a well controlled and highly credible clinical study,” said Young. “This study is designed to evaluate HERmark as a tool for predicting response to Herceptin in the adjuvant setting and is a very important platform for validating the VeraTag technology and the first HERmark products. We have already received and processed the first samples and expect to receive the remaining samples for processing over the next several months.”

Monogram is continuing its evaluation of HERmark in metastatic breast cancer patients, where in three separate cohorts of patients involving a total of approximately 250 patients, consistent relationships have been identified between assay measurements and clinical outcomes. Two of these cohorts were presented at ASCO in June 2007 and the third, for which preliminary analysis has been completed, will be presented, on completion of the analyses, at the San Antonio Breast Cancer Symposium in December 2007. Additional patient samples are being sought to establish clinical cutoffs.

Capital Structure

At September 30, 2007, a total of 132.4 million shares of common stock were outstanding. Stock options and warrants were outstanding on 20.8 million shares and 0.7 million shares of common stock, respectively. The principal amount of Pfizer’s $25 million convertible note, issued in May 2006, is convertible into approximately 9.2 million shares of common stock. The $30 million principal amount of our 0% Convertible Senior Unsecured Notes, issued in January 2007, is convertible into approximately 11.9 million shares of common stock.

Non-GAAP Proforma Results

The Company is reporting non-GAAP proforma results which exclude certain items to provide a clearer view of ongoing expenses without the impact of non-cash valuation adjustments related to our convertible debt in 2007 and to our CVRs in 2006. A reconciliation of these non-GAAP proforma results to GAAP results is included with the Statement of Operations data attached to this release.

In prior years, we have reported non-GAAP proforma information that excludes the effect of stock compensation, since there was a lack of comparability in the information reported in our statement of operations for stock compensation under different accounting rules in 2005 and 2006. However, since for 2007, the statement of operations for the current year and the immediately preceding year are both presented on the same basis in accordance with SFAS123(R) we are no longer excluding these non-cash items from proforma net loss. Stock-based compensation in accordance with SFAS123(R) was $1.2 million in the third quarter of 2007, compared to $1.4 million in the prior year’s third quarter.

The following non-cash items that were reflected in non-operating income and expense for the periods ended September 30, 2007 and 2006 are excluded from proforma net loss:

•

“Mark-to-market” adjustments to the 3% Senior Secured Convertible Note and the 0% Convertible Senior Unsecured Debt. Favorable adjustments of $4.2 million and $4.7 million were recorded in the three and nine months ending September 30, 2007, respectively. There were no such adjustments in the prior year, although a favorable adjustment of $2.2 million was recorded at January 1, 2007 for the cumulative effect of the change in accounting principle at that date. Such adjustments could be significant and unpredictable in future quarters depending on several factors, including the level of the Company’s common stock price.

•

“Mark-to-market” adjustments in 2006 to the liability established for the payment on the CVRs issued as part of the merger consideration for ACLARA. As the outstanding CVR’s were settled in the second quarter of 2006, adjustments are not significant for third and fourth quarters of 2006 or for 2007. An unfavorable adjustment of $16.5 million was recorded in the nine months ended September 30, 2006.

Conference Call Details

Monogram will host a conference call today at 4:30 p.m. Eastern Time. To participate in the live teleconference please call (877) 548-7912, or (719) 325-4878 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 4277521.

The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release are forward-looking. These forward-looking statements include references to the demand for our Trofile Assay, the potential use of our Trofile Assay for patient selection for maraviroc, the size and timing of clinical trials utilizing our products, the outlook for maraviroc and our Trofile Assay, the number of patients each year in the U.S. who potentially could be candidates for new classes of HIV drugs such as maraviroc, the ability of VeraTag technology to significantly improve the information available to physicians, results of studies intended to demonstrate clinical utility of our VeraTag technology and products and anticipated clinical and laboratory validation of VeraTag in a CLIA setting, expected protection provided by patents, possible regulation of Trofile and our other products by the FDA, and activities expected to occur in connection with the Pfizer collaboration. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that physicians may not use a molecular diagnostic for patient selection for maraviroc or other HIV drugs; risks related to the implementation of the collaboration with Pfizer; risks related to our ability to recognize revenue from activities under the collaboration with Pfizer; risks and uncertainties relating to the performance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the risk that our Trofile Assay may not be utilized for patient use with maraviroc and other CCR5 inhibitors; the risk that our VeraTag assays may not predict response to particular therapeutic agents; the risk that we may not be able to obtain additional cohorts of patient samples for additional VeraTag studies, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; whether payers will authorize reimbursement for our products and services and the amount of such reimbursement that may be allowed; whether the FDA or any other agency will decide to further regulate our products or services, including Trofile; whether the draft guidance on Multivariate Index Assays issued by FDA will be subsequently determined to apply to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer, Merrill Lynch and other debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense, PhenoSenseGT, Trofile, HERmark and VeraTag are trademarks of Monogram Biosciences, Inc. Heceptin is a registered trademark of Genentech, Inc. Selzentry is a trademark and Celsentri is a registered trademark of Pfizer Inc.

~financials to follow~

MONOGRAM BIOSCIENCES, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Product revenue	$8,745	$10,415	$26,751	$35,418
Contract revenue	463	687	1,266	2,310
License revenue	1,186	—	1,486	—

Total revenue	10,394	11,102	29,503	37,728
Operating costs and expenses:
Cost of product revenue	5,774	5,962	16,806	17,307
Research and development	3,788	4,638	14,295	14,421
Sales and marketing	4,178	3,819	12,280	11,264
General and administrative	4,292	3,377	12,149	11,240

Total operating costs and expenses	18,032	17,796	55,530	54,232

Operating loss	(7,638)	(6,694)	(26,027)	(16,504)
Convertible debt valuation adjustment and interest income/(expense), net	4,340	90	5,057	1,233
CVR valuation adjustment	218	—	218	(16,450)

Net loss before cumulative effect of change in accounting principle	(3,080)	(6,604)	(20,752)	(31,721)
Cumulative effect of change in accounting principle	—	—	2,242	—

Net loss after cumulative effect of change in accounting principle	$(3,080)	$(6,604)	$(18,510)	$(31,721)

Basic and diluted net loss per common share beforecumulative effect of change in accounting principle	$(0.02)	$(0.05)	$(0.16)	$(0.24)
Cumulative effect per share of change inaccounting principle	$—	$—	$0.02	$—

Basic and diluted net loss per common share aftercumulative effect of change in accounting principle	$(0.02)	$(0.05)	$(0.14)	$(0.24)

Weighted-average shares used in computing basicnet loss per common share	132,393	130,694	132,003	130,223

Reconciliation of Non-GAAP Proforma Results to GAAP
Net loss after cumulative effect of change in accounting principle	$(3,080)	$(6,604)	$(18,510)	$(31,721)
Adjustments for certain non-cash items:
Cumulative effect of change in accounting principle	—	—	(2,242)	—
CVR valuation adjustment	(218)	—	(218)	16,450
Convertible debt valuation adjustment	(4,244)	—	(4,652)	—

Non-GAAP Proforma net loss	(7,542)	(6,604)	(25,622)	(15,271)

Non-GAAP Proforma net loss per common share, basic	$(0.06)	$(0.05)	$(0.19)	$(0.12)

Management believes that this non-GAAP proforma financial data supplements the Company’s GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the Company’s operations, financial performance and the comparability of the Company’s operating results from period to period as they exclude the effects in 2007 of revaluation of the Company’s convertible debt and the effects in 2006 of revaluation of the contingent value rights issued in connection with the Company’s merger with ACLARA that management believes are not indicative of the Company’s ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, management has provided a reconciliation of the non-GAAP proforma financial information with the comparable financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	September 30, 2007	December 31, 2006
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$18,553	$8,263
Short-term investments	10,933	22,867
Accounts receivable, net	8,694	6,849
Prepaid expenses	1,055	1,234
Inventory	1,184	961
Other current assets	248	378

Total current assets	40,667	40,552
Property and equipment, net	7,388	7,463
Goodwill	9,927	9,927
Deferred costs	5,236	1,783
Other assets	749	1,120

Total assets	$63,967	$60,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,864	$1,271
Accrued compensation	2,712	2,258
Accrued liabilities	4,458	4,720
Current portion of restructuring costs	610	1,128
Deferred revenue, current portion	1,140	404
Current portion of loans payable and capital lease obligations	4,721	6,355
Contingent value rights	2,102	2,813

Total current liabilities	17,607	18,949
Long-term 3% convertible promissory note	20,683	25,000
Long-term 0% convertible promissory note	18,168	—
Long-term portion of restructuring costs	434	868
Long-term deferred revenue	6,071	1,783
Other long-term liabilities	297	337

Total liabilities	63,260	46,937

Stockholders’ equity:
Common stock	132	131
Additional paid-in capital	283,082	277,892
Accumulated other comprehensive loss	(6)	(124)
Accumulated deficit	(282,501)	(263,991)

Total stockholders’ equity	707	13,908

Total liabilities and stockholders’ equity	$63,967	$60,845

(1)	The balance sheet data at December 31, 2006 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.